EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference, in this Registration Statement on Form S-1, of our report dated April 17, 2023, and January 26, 2024 related to the financial statements of Aditxt, Inc (the “Company”) as of December 31, 2022 and 2021, and for the years then ended, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ dbbmckennon

Newport Beach, California

February 14, 2024